Exhibit 99.1
CONSOL Energy Announces Results for the Fourth Quarter and Full Year 2019

CANONSBURG, PA (February 11, 2020) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended December 31, 2019.

Fourth Quarter 2019 and Full Year 2019 Highlights Include:

•	GAAP net income of $17.4 million and $93.6 million for 4Q19 and 2019, respectively;

•	2019 total GAAP dilutive earnings per share of $2.81;

•	Adjusted net income[1] of $17.4 million and $112.7 million for 4Q19 and 2019, respectively;

•	2019 adjusted dilutive earnings per share[1] of $3.52;

•	Adjusted EBITDA[1] of $92.1 million and $405.9 million for 4Q19 and 2019, respectively;

•	Coal sales volume of 27.3 million tons is the second strongest year ever for the Pennsylvania Mining Complex (PAMC);

•	Annual revenue record at the CONSOL Marine Terminal (CMT);

•	Harvey Mine achieved annual production record of 5.02 million tons;

•	2019 cash provided by operating activities of $244.6 million;

•	2019 organic free cash flow net to CEIX shareholders[1] of $52.6 million, including $80.3 million adverse working capital changes;

•	Net payments on total debt of $25.7 and $183.9 million for 4Q19 and 2019, respectively; and

•	Total net leverage ratio[1] of 1.9x on 12/31/2019 per bank method.

Management Comments

"2019 was quite a challenging year, as our industry dealt with weakening commodity and capital markets, which led to several bankruptcies in the coal space,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “Despite such a tough backdrop, I am pleased to announce that we delivered a strong set of results for the fourth quarter and full year of 2019. While U.S. coal production is estimated to have declined by 9% compared to 2018, the PAMC produced and sold 27.3 million tons in 2019, which is largely unchanged from the record production and sales levels set in 2018. These results were driven by our contracting strategy, well-capitalized asset base and consistent operational performance. On the financial front, we continued to reduce the leverage on our balance sheet by making net payments of approximately $184 million towards debt outstanding in 2019, and due to our refinancing efforts in early 2019, we've extended maturities into at least 2023 and increased liquidity."

"We also achieved significant improvements on the safety front. Our total recordable incident rate at the PAMC for 2019 improved by 44.7% and our total number of exceptions improved by 41.4%, compared to 2018. Safety remains our top core value, and we continue to strive towards zero life-altering incidents."

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 6.7 million tons of coal during the fourth quarter of 2019 at an average revenue per ton of $45.14, compared to 7.0 million tons at an average revenue per ton of $49.81 in the year-ago period. Despite a 25% lower average PJM West day-ahead power price, a 36% lower average API 2 prompt month coal price and a 36% lower average Henry Hub natural gas spot price in the fourth quarter of 2019 versus the fourth quarter of 2018, our average revenue per ton declined only 9% across the same time period due to our strong contracted position. On the sales volume front, the 0.4 million ton decline in 2019 compared to the year-ago period was mostly a function of reduced production.

During the quarter, we were successful in securing additional coal sales contracts and are currently approximately 95% contracted for 2020 and 43% contracted for 2021, assuming the midpoint of our coal sales volume guidance range.

According to the U.S. Energy Information Administration, inventories at domestic utilities stood at approximately 124 million tons at the end of November 2019, which is approximately 18% higher compared to year-ago levels. While low natural gas and power prices have been weighing on broader coal demand, we continued to ship all the coal we produced during the fourth quarter of 2019. Despite a warmer-than-normal start to 2020, the National Oceanic and Atmospheric Administration expects below-normal temperatures for most of the northern and northeastern areas of the U.S. in February. This development could help to reduce some of the coal stockpile overhang in the domestic markets we serve.

On the export front, low-priced LNG has weighed on coal demand abroad, as a glut of new projects came online in 2019. Additionally, API 2 spot prices for thermal coal delivered to Europe remained volatile throughout 2019, declining 39%. Our 2019 revenues were largely unaffected by this volatility due to our previously disclosed export contract, which runs through December 2020.

On the supply side, low prices are starting to drive global supply rationalization. We started seeing production cuts in the U.S. and Colombia in late 2019, and we are now starting to see Indonesia do the same. Most recently, Indonesia set its coal production output target to 550 million tons in 2020, down from 610 million tons in 2019. Despite this planned production cut, Indonesia's coal consumption is expected to rise from 138 million tons in 2019 to 155 million tons in 2020, which should help to tighten the international market.

Operations Summary

The PAMC produced 6.7 million tons in the fourth quarter of 2019, which compares to 6.8 million tons in the year-ago quarter. This brings total PAMC production to 27.3 million tons in 2019, which is its second highest production year in its history. Despite a challenged commodity market, the complex ran at approximately 96% capacity utilization during 2019, highlighting the sustained desirability of our product. Additionally, our Harvey mine set an individual production record during the year of 5.02 million tons, exceeding its previous record set in 2018. This also marks its third consecutive record-setting year.

CEIX's total costs during the fourth quarter of 2019 were $320.5 million compared to $335.9 million in the year-ago quarter. Average cash cost of coal sold per ton1 for the fourth quarter was $30.38 compared to $30.54 in the year-ago quarter. The decrease was due to reduced maintenance and supply costs and contractor and purchased services costs. For 2019, CEIX's total costs were $1,332.8 million compared to $1,344.4 million in the prior year due mainly to a reduction in interest expense. Our 2019 average cash cost of coal sold per ton1 was $30.97 compared to $29.29 for 2018. The increase was primarily driven by additional equipment rebuilds and longwall overhauls due to the timing of longwall moves and panel development. Also, the Company faced atypical challenges during the current year, including a roof fall and equipment breakdowns, resulting in higher mine maintenance and project expenses. Subsidence expense also increased in the year-to-year comparison, primarily due to the timing and nature of the properties undermined.

		Three Months Ended
		December 31, 2019	December 31, 2018

Coal Production	million tons	6.7	6.8
Coal Sales	million tons	6.7	7.0
Average Revenue per Ton	per ton	$45.14	$49.81
Average Cash Costs of Coal Sold[1]	per ton	$30.38	$30.54
Average Cash Margin per Ton Sold[1]	per ton	$14.76	$19.27

CONSOL Marine Terminal (CMT) Review

For the fourth quarter of 2019, throughput volumes at CMT were 2.5 million tons, compared to 2.7 million tons in the year-ago period. Terminal revenues were largely in line compared to the year-ago quarter. For the fourth quarter, terminal revenues and operating cash costs were $16.5 million and $4.9 million, respectively, compared to $16.9 million and $5.2 million, respectively, during the year-ago period. CMT achieved record terminal revenue of $67.4 million, eclipsing the previous record of $64.9 million set in 2018 and marking the third consecutive year of record-setting terminal revenue. CMT net income and CMT adjusted EBITDA1 came in at $8.6 million and $11.3 million, respectively, in the fourth quarter of 2019 compared to $8.8 million and $11.3 million, respectively, in the year-ago period. CMT finished the year with net income and adjusted EBITDA1 of $33.8 million and $44.5 million, respectively compared to $30.6 million and $40.9 million, respectively, in 2018.

Itmann Project

We continue to work on optimizing our Itmann project and are pleased to announce that, once the project is fully operational, we expect an improved production profile of 900+ thousand tons per annum versus our initial guidance of 600+ thousand tons per annum. Furthermore, in order to account for changing market conditions and our capital allocation needs, we are also adjusting the timing of capital spending on the Itmann project. If market conditions warrant, we always have the option to accelerate the spend and ramp up faster. While we continue to anticipate first coal production to occur in 1Q20, the deferred capex has resulted in an extended production ramp-up. As we have mentioned in our previous press releases, we maintain a lot of flexibility on the timing of spend on our Itmann project and will respond to changing market conditions and evolving corporate-level capital priorities.

As previously announced, all permits needed for development of the mine site have been approved and issued. Mine construction, including excavation and blasting, is nearing completion.

Finally, engineering and environmental work is underway to permit a new preparation plant and refuse facility at the former Itmann plant site. We have finalized the plant layout and rail infrastructure design and are working with the appropriate parties to finalize other related agreements for the plant site.

We presently continue to maintain our previously-stated cost and capital guidance outlook for the overall project. As we progress with development mining and the preparation plant project, we will update our outlook accordingly.

Debt and Equity Repurchase Update

Consistent with our stated strategy, we continue to be very measured in our approach to repurchasing our debt and equity securities. We look to take advantage of declines in the prices of our financial securities and weigh them against one another through our strict capital allocation strategy, while also supporting our primary goal of maintaining a strong balance sheet.
During the fourth quarter of 2019, CEIX focused more heavily on delevering and spent $16.2 million to retire $17.6 million of our Second Lien debt as it traded at a significant discount to its par value. Additionally, CEIX spent $3.8 million and $0.7 million toward the reduction of our Term Loan A and Term Loan B debts, respectively. CEIX also made principal payments of $4.8 million toward outstanding finance leases. In aggregate, during the fourth quarter, we reduced our absolute debt level by approximately $22 million.

For the year ended December 31, 2019, we have now repurchased $52.6 million of Second Lien notes, $32.7 million of CEIX common shares and $0.4 million of CCR units. We have also repaid $124.4 million (including the February 2019 sweep payment) and $11.3 million of principal with respect to Term Loan B and Term Loan A, respectively.

Diversification Efforts

Over the past year, CEIX has been very active in pursuing alternative and lower-emission uses of coal and has made several key investments geared toward that goal. We recently announced that we acquired a 25% ownership stake in CFOAM Corp., a newly-formed US-based holding company whose wholly-owned subsidiary, CFOAM LLC, manufactures high-performance carbon foam products from coal and focuses on meeting demand for high-grade materials in the industrial, aerospace, military and commercial product markets. We estimate the total addressable market for such products is over $15 billion annually. We are also partnering on a DOE-funded project with Ohio University and other industry partners to develop coal plastic composites that are geared toward the engineered composite decking and other building products markets with an expected $8 billion plus global addressable market by 2023. Finally, CEIX has partnered with OMNIS Bailey LLC to develop a refinery that will convert waste coal slurry into two products: a high-quality carbon product that can be used as fuel or as a feedstock for other higher-value applications, and a mineral matter product that has the potential to be used as a soil amendment in agricultural applications.

2020 Guidance and Outlook
Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for 2020:

•	Coal sales volumes (100% PAMC) - 24.5-26.5 million tons

•	Coal average revenue per ton sold - $43.00-$45.00

•	Average cash cost of coal sold per ton[2] - $30.00-$31.50

•	CMT Adjusted EBITDA[2] - $40-$45 million

•	Adjusted EBITDA[2] (incl. 100% PAMC) - $295-$335 million

•	Capital expenditures (incl. 100% PAMC) - $125-$145 million

Fourth Quarter Earnings Conference Call
A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the fourth quarter and annual 2019 financial and operational results, is scheduled for February 11, 2020 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419
Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-K with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended December 31, 2019. Investors seeking our detailed financial statements can refer to the Form 10-K once it has been filed with the SEC.

Footnotes:

1"Adjusted Net Income", "Adjusted Dilutive Earnings per Share", "Adjusted EBITDA", "Organic Free Cash Flow Net to CEIX Shareholders", "CMT Adjusted EBITDA" and "Net Leverage Ratio" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".
2CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance and CMT Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of Average Cash Cost of Coal Sold per Ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~669 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Condensed Consolidated Statements of Income
The following table presents a condensed consolidated statement of income for the three months ended December 31, 2019 and 2018 (in thousands):

	Three Months Ended December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Revenues and Other Income:
Coal Revenue	$303,865	$347,789
Terminal Revenue	16,534	16,931
Freight Revenue	5,552	5,798
Other Income	16,684	11,718
Total Revenue and Other Income	342,635	382,236

Costs and Expenses:
Operating and Other Costs	229,603	245,672
Depreciation, Depletion and Amortization	55,852	45,590
Freight Expense	5,552	5,798
Selling, General and Administrative Costs	14,210	17,631
(Gain) Loss on Extinguishment of Debt	(989)	773
Interest Expense, net	16,224	20,437
Total Costs and Expenses	320,452	335,901

Earnings Before Income Tax	22,183	46,335
Income Tax Expense	4,782	301
Net Income	17,401	46,034
Less: Net Income Attributable to Noncontrolling Interest	3,455	6,362
Net Income Attributable to CONSOL Energy Inc. Shareholders	$13,946	$39,672

Earnings Per Share:
Basic	$0.54	$1.43
Dilutive	$0.54	$1.41

Condensed Consolidated Balance Sheets
The following table presents a condensed consolidated balance sheet as of December 31, 2019 and 2018 (in thousands):

	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
ASSETS
Cash and Cash Equivalents	$80,293	$235,677
Trade Receivables, net of Allowance	131,688	87,589
Other Current Assets	126,048	150,689
Total Current Assets	338,029	473,955
Total Property, Plant and Equipment - Net	2,092,165	2,106,528
Total Other Assets	263,608	180,244
TOTAL ASSETS	$2,693,802	$2,760,727

LIABILITIES AND EQUITY
Total Current Liabilities	$392,264	$492,176
Total Long-Term Debt	662,838	734,226
Total Other Liabilities	1,066,305	982,714
Total Equity	572,395	551,611
TOTAL LIABILITIES AND EQUITY	$2,693,802	$2,760,727
Condensed Consolidated Statements of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months ended December 31, 2019 and 2018 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income	$17,401	$46,034	$93,558	$178,785
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	55,852	45,590	207,097	201,264
Other Non-Cash Adjustments to Net Income	(1,141)	(14,204)	24,217	5,968
Changes in Working Capital	(50,729)	5,853	(80,306)	27,508
Net Cash Provided by Operating Activities	21,383	83,273	244,566	413,525
Cash Flows from Investing Activities:
Capital Expenditures	(38,264)	(48,894)	(169,739)	(145,749)
Proceeds from Sales of Assets	186	735	2,201	2,103
Other Investing Activity	(5,003)	(10,000)	(5,003)	(10,000)
Net Cash Used in Investing Activities	(43,081)	(58,159)	(172,541)	(153,646)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt	(25,679)	(12,438)	(183,890)	(73,916)
Distributions to Noncontrolling Interest	(5,546)	(5,502)	(22,220)	(22,265)
Other Financing Activities	(1,633)	(18,553)	(50,557)	(52,742)
Net Cash Used in Financing Activities	(32,858)	(36,493)	(256,667)	(148,923)
Net Decrease in Cash & Cash Equivalents & Restricted Cash	$(54,556)	$(11,379)	$(184,642)	$110,956
Cash & Cash Equivalents & Restricted Cash at Beginning of Period	134,849	276,314	264,935	153,979
Cash and Cash Equivalents and Restricted Cash at End of Period	$80,293	$264,935	$80,293	$264,935

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs and expenses. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total Costs and Expenses	$320,451	$335,901	$1,332,806	$1,344,402
Freight Expense	(5,552)	(5,798)	(19,667)	(43,572)
Selling, General and Administrative Costs	(14,210)	(17,631)	(67,111)	(65,346)
Gain (Loss) on Debt Extinguishment	989	(773)	(24,455)	(3,922)
Interest Expense, net	(16,224)	(20,437)	(66,464)	(83,848)
Other Costs (Non-Production)	(25,044)	(31,568)	(101,900)	(135,081)
Depreciation, Depletion & Amortization (Non-Production)	(9,277)	(3,863)	(32,388)	(30,961)
Cost of Coal Sold	$251,133	$255,831	$1,020,821	$981,672
Depreciation, Depletion and Amortization (Production)	(46,575)	(41,727)	(174,709)	(170,303)
Cash Cost of Coal Sold	$204,558	$214,104	$846,112	$811,369

We define average cash margin per ton sold as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total Coal Revenue	$303,864	$347,789	$1,288,529	$1,364,292
Operating and Other Costs	229,602	245,672	948,012	946,450
Less: Other Costs (Non-Production)	(25,044)	(31,568)	(101,900)	(135,081)
Total Cash Cost of Coal Sold	204,558	214,104	846,112	811,369
Add: Depreciation, Depletion and Amortization	55,852	45,590	207,097	201,264
Less: Depreciation, Depletion and Amortization (Non-Production)	(9,277)	(3,863)	(32,388)	(30,961)
Total Cost of Coal Sold	$251,133	$255,831	$1,020,821	$981,672
Total Tons Sold (in millions)	6.7	7.0	27.3	27.7
Average Revenue per Ton Sold	$45.14	$49.81	$47.17	$49.28
Average Cash Cost of Coal Sold per Ton	30.38	30.54	30.97	29.29
Depreciation, Depletion and Amortization Costs per Ton Sold	6.93	6.10	6.40	6.17
Average Cost of Coal Sold per Ton	37.31	36.64	37.37	35.46
Average Margin per Ton Sold	7.83	13.17	9.80	13.82
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.93	6.10	6.40	6.17
Average Cash Margin per Ton Sold	$14.76	$19.27	$16.20	$19.99

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended December 31, 2019
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$41,082	$8,614	$(32,295)	$17,401

Add: Income Tax Expense	—	—	4,782	4,782
Add: Interest Expense, net	—	1,549	14,675	16,224
Less: Interest Income	—	—	(538)	(538)
Earnings (Loss) Before Interest & Taxes (EBIT)	41,082	10,163	(13,376)	37,869

Add: Depreciation, Depletion & Amortization	49,492	1,170	5,190	55,852

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$90,574	$11,333	$(8,186)	$93,721

Adjustments:
Stock/Unit-Based Compensation	$(497)	$(46)	$(46)	$(589)
Gain on Debt Extinguishment	—	—	(989)	(989)
Total Pre-tax Adjustments	(497)	(46)	(1,035)	(1,578)

Adjusted EBITDA	$90,077	$11,287	$(9,221)	$92,143

	Three Months Ended December 31, 2018
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$70,501	$8,808	$(33,275)	$46,034

Add: Income Tax Expense	—	—	301	301
Add: Interest Expense, net	—	1,513	18,924	20,437
Less: Interest Income	—	—	(555)	(555)
Earnings (Loss) Before Interest & Taxes (EBIT)	70,501	10,321	(14,605)	66,217

Add: Depreciation, Depletion & Amortization	44,082	908	600	45,590

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$114,583	$11,229	$(14,005)	$111,807

Adjustments:
Stock/Unit-Based Compensation	$2,380	$108	$109	$2,597
Loss on Debt Extinguishment	—	—	773	773
Total Pre-tax Adjustments	2,380	108	882	3,370

Adjusted EBITDA	$116,963	$11,337	$(13,123)	$115,177

	For the Year Ended December 31, 2019
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$197,112	$33,758	$(137,312)	$93,558

Add: Income Tax Expense	—	—	4,539	4,539
Add: Interest Expense, net	—	6,088	60,376	66,464
Less: Interest Income	—	—	(2,937)	(2,937)
Earnings (Loss) Before Interest & Taxes (EBIT)	197,112	39,846	(75,334)	161,624

Add: Depreciation, Depletion & Amortization	185,616	4,078	17,403	207,097

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$382,728	$43,924	$(57,931)	$368,721

Adjustments:
Stock/Unit-Based Compensation	$11,626	$567	$567	$12,760
Loss on Debt Extinguishment	—	—	24,455	24,455
Total Pre-tax Adjustments	11,626	567	25,022	37,215

Adjusted EBITDA	$394,354	$44,491	$(32,909)	$405,936

	For the Year Ended December 31, 2018
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$291,418	$30,647	$(143,280)	$178,785

Add: Income Tax Expense	—	—	8,828	8,828
Add: Interest Expense, net	—	6,052	77,796	83,848
Less: Interest Income	—	—	(2,146)	(2,146)
Earnings (Loss) Before Interest & Taxes (EBIT)	291,418	36,699	(58,802)	269,315

Add: Depreciation, Depletion & Amortization	179,156	3,782	18,326	201,264

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$470,574	$40,481	$(40,476)	$470,579

Adjustments:
Stock/Unit-Based Compensation	$9,395	$420	$420	$10,235
Loss on Debt Extinguishment	—	—	3,922	3,922
Total Pre-tax Adjustments	9,395	420	4,342	14,157

Adjusted EBITDA	$479,969	$40,901	$(36,134)	$484,736

We define adjusted net income as net income adjusted for certain unusual and/or infrequent transactions, such as loss on debt extinguishment resulting from the refinancing of the Company's credit facilities. We define adjusted dilutive earnings per share (EPS) as adjusted net income attributable to CONSOL Energy Inc. shareholders divided by the weighted average shares outstanding during the reporting period. The GAAP measure most directly comparable to adjusted net income and adjusted dilutive EPS is net income and dilutive earnings per share, respectively.

The following table presents a reconciliation of adjusted net income and adjusted dilutive EPS to net income and dilutive earnings per share, the most directly comparable GAAP financial measures, on a historical basis, for each of the periods indicated.

	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Dollars in thousands, except per share data
Net Income	$17,401	$46,034	$93,558	$178,785
Plus: Adjustments to Net Income	—	—	18,702	—
Plus: Tax Benefit of Adjustments to Net Income	—	—	473	—
Adjusted Net Income	17,401	46,034	112,733	178,785
Less: Net Income Attributable to Noncontrolling Interest	3,455	6,362	17,557	25,809
Adjusted Net Income Attributable to CONSOL Energy Inc. Shareholders	$13,946	$39,672	$95,176	$152,976

Weighted-Average Diluted Shares of Common Stock Outstanding	26,061,930	28,213,975	27,071,108	28,419,762

Earnings per Share:
Dilutive Earnings per Share	$0.54	$1.41	$2.81	$5.38
Plus: Adjustments to Net Income Attributable to CONSOL Energy Inc. Shareholders	—	—	0.71	—
Adjusted Dilutive Earnings per Share	$0.54	$1.41	$3.52	$5.38

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	December 31, 2019	December 31, 2018
Net Income	$93,558	$178,785
Plus:
Interest Expense, net	66,464	83,848
Depreciation, Depletion and Amortization	207,097	201,264
Income Taxes	4,539	8,828
Stock/Unit-Based Compensation	12,760	10,235
Loss on Debt Extinguishment	24,455	3,922
CCR Adjusted EBITDA per Credit Agreement	(102,189)	(122,844)
Cash Distributions from CONSOL Coal Resources LP	35,398	35,124
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(18,521)	(16,563)
Other Adjustments to Net Income	5,225	2,932
Consolidated EBITDA per Credit Agreement	$328,786	$385,531

Consolidated First Lien Debt	$390,148	$497,475
Senior Secured Second Lien Notes	221,628	274,276
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	1,895	2,261
Consolidated Indebtedness per Credit Agreement	$716,536	$876,877
Less:
Advance Royalty Commitments	$1,895	$2,261
Cash on Hand	79,750	234,674
Consolidated Net Indebtedness per Credit Agreement	$634,891	$639,942

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.9	1.7

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

Organic Free Cash Flow	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
Net Cash Provided by Operations	$21,383	$83,273	$244,566	$413,525
Capital Expenditures	(38,264)	(48,894)	(169,739)	(145,749)
Organic Free Cash Flow	$(16,881)	$34,379	$74,827	$267,776

Distributions to Noncontrolling Interest	(5,546)	(5,502)	(22,220)	(22,265)
Organic Free Cash Flow Net to CEIX Shareholders	$(22,427)	$28,877	$52,607	$245,511

Free Cash Flow	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018
Net Cash Provided by Operating Activities	$21,383	$83,273

Capital Expenditures	(38,264)	(48,894)
Proceeds from Sales of Assets	186	735
Free Cash Flow	$(16,695)	$35,114

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.